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                                                                    EXHIBIT 99.2

FOR IMMEDIATE DISTRIBUTION

CONTACTS:   Corporate Communications                Investor Relations
            404/715-2554                            404/715-6679


                  DELTA AIR LINES COMMENCES EXCHANGE OFFER FOR
           6.65 PERCENT NOTES DUE 2004 AND 7.70 PERCENT NOTES DUE 2005

         ATLANTA, July 25, 2003 -- Delta Air Lines, Inc. (NYSE: DAL) today announced that it intends to make an exchange offer for $300 million outstanding principal amount of its 6.65 percent Medium-Term Notes, Series C due 2004, and $500 million outstanding principal amount of its 7.70 percent Senior Notes due 2005 (the "old notes").

         In the exchange offer, Delta is offering to exchange $545 in principal amount of its new 10 percent Senior Notes due 2008 (or $525 principal amount of new notes if the 2004 notes are tendered after the early tender date) for each $1,000 principal amount of 2004 notes tendered, and $500 in cash. For each $1,000 principal amount of 2005 notes tendered, Delta is offering to exchange $1,040 in principal amount of new notes (or $1,020 principal amount of new notes if the 2005 notes are tendered after the early tender date).

         The early tender date will be 5:00 p.m., New York City time, on August 8, 2003, unless extended, and the exchange offer will expire at 5:00 p.m., New York City time, on August 25, 2003, unless extended.

         The exchange offer will be subject to customary conditions, including the receipt of valid and unwithdrawn tenders of old notes that would result in issuance of at least $200 million in aggregate principal amount of the new notes. Tenders of outstanding old notes pursuant to the exchange offer may be withdrawn at any time on or prior to the withdrawal deadline, which will be 5:00 p.m., New York City time, on August 8, 2003, unless extended.

         The new notes offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers in a private transaction. This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any old notes, nor is this an offer to sell or the solicitation of an offer to buy any new notes in any state in which such offer, solicitation or sale would be unlawful.

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